EXHIBIT 23(a)
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Company Savings Plan for the Employees of Timken France for the registration of 100,000 shares of common stock, without par value, of The Timken Company of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of The Timken Company filed with the Securities and Exchange Commission.
Cleveland, Ohio
May 7, 2008

/s/ ERNST & YOUNG LLP

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